Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), made and entered into as of this 31st day of December, 2008, by and between the Buyer, as defined below, and the Seller, as defined below.

As used in this Agreement, the term “Buyer” includes ERF Wireless, Inc., a Nevada corporation (“Parent”), and ERF Wireless Bundled Services, Inc., a Texas corporation and wholly-owned subsidiary of Parent, (“Subsidiary”).

As used in this Agreement, the term “Seller” means Centramedia, Inc., D.E. Rice Management Corporation, D.E. Rice Equipment Corporation and D.E. Rice Construction Company, collectively as sellers (“Centramedia”), Texas corporations headquartered in Pampa, Texas.

W I T N E S S E T H:

WHEREAS, Seller presently operates a business engaged in providing a comprehensive full range of Internet services including Internet Access, dial-in, ISDN, wireless, and networking solutions to commercial businesses and residential customers (the “Business”); and

WHEREAS, Seller desires to sell substantially all of the assets and contracts of the Business to Buyer, and Buyer desires to purchase such assets and contracts from Seller, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, Buyer and Seller, in consideration of the mutual promises hereinafter set forth, do hereby promise, and agree as follows:

ARTICLE ONE: ASSETS TO BE PURCHASED

1.1
Subject Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells to Subsidiary and Subsidiary hereby purchases from Seller, at the Closing, all of Seller's right, title, and interest in substantially all of the assets associated with the Business, including the following:

The assets being acquired includes the right, title, and interest in substantially all of the assets associated with the Business, including:
a.	Real property / physical locations at 112 and 114 East Francis, i.e., Main office, store front, NOC and towers located on such real property.
b.	all wireless network infrastructure equipment, including subscriber units, access nodes, backhaul links, towers, radios, antennas, switches, routers and servers with related software;
c.	all cash, cash equivalents, accounts receivable (including, without limitation, any deposit accounts)
d.	all inventory, equipment, goods, documents pertaining to the operations and instruments of the Business;
e.	all vehicles and trailers;
f.	all rights to equipment, tower and facilities space leases for the Business (“Assumed Leases”);
g.
all transferable customer and contractual rights held by the Business, including ISP Subscriber Agreements, all Design Agreements, Equipment Purchase Agreements, Internet Access and Monitoring and Maintenance Agreements with customers with fixed wireless broadband;

h.	all general intangibles (including trademarks, trade names and symbols) used in connection with Centramedia Online Services;
i.	all work in progress, and all other contracts and agreements relating to the Business;
j.	all transferable equipment and software related to the Business;
k.
all Internet address space registered with the American Registry for Internet Numbers, (“ARIN”) by “Centramedia Online Services” and its internet suppliers that is transferable according to the rules, regulations or procedures promulgated by ARIN;

l.	all legally assignable government permits, licenses and certifications for the Business ("Governmental Permits"); and
m.
all documents, files and records containing technical support, all additions, accessions and substitutions thereto and other information pertaining to the Business in Seller’s possession or control (collectively, “Purchased Assets” set forth in Schedule 1.1).

Documentation that will be provided pursuant to the purchase will include copies of the following books, records, manuals and other materials in any tangible form to the extent relating to the Business and/or the Subject Assets: records relating to customers that are parties to any contracts, records relating to vendors, and all other books, records, files, correspondence, documents and information owned by Seller relating to the Business that are currently in the possession of the employees of the Business, however maintained or stored (collectively, the “Records”), it being understood that the Seller may cause to be deleted confidential information that does not relate to the Subject Assets or the Business.

1.2	Excluded Assets. The Subject Assets shall not include the following (herein referred to as the "Excluded Assets"):

all corporate minute books, stock transfer books and other documents relating to the organization, maintenance and existence of Seller as a corporation ("Corporate Documents");

all rights of Seller pursuant to this Agreement, including the consideration paid to Seller pursuant to this Agreement;

all originals of personnel records and other records that Seller is required by applicable law to retain in its possession;

all tax refunds which Seller is due;

all capital stock in Seller; and

any other item specifically listed in Schedule 1.2.

1.3           Purchase Price; Payment of Purchase Price. In addition to the Assumed Liabilities described below, the aggregate consideration for the Subject Assets (the “Purchase Price”) shall be the amount equal to: $2,000,000. The Purchase Price shall be subject to adjustment as set forth in Section 1.7 below as so adjusted.

1.4    Payment Terms. The Purchase Price shall be payable at the Closing date as follows:

➢	$150,000 cash

➢
$600,000 Secured Convertible Note Payable to Seller (“Note”) attached hereto as Exhibit 1.4.3, which terms of said Note are incorporated herein at this point as if set forth in full – 3 year note at 7.5% interest with quarterly payments in the amount of $56,341.87 beginning ninety (90) days following Closing.  The Note Holder will have a “one-time” option to convert the note into Parent Company Stock at $0.75 per share on or before the 1st anniversary of the Note.  The Buyer shall have the right to make the Secured Promissory Note (“Note”) quarterly installments, until the entire outstanding balance has been repaid, to be made with cash or Freely Tradable common stock of the Parent.  Freely Tradable common stock shall mean fully registered securities which are not subject to any contractual, regulatory or other legal restrictions on their transfer, are free and clear of all liens and encumbrances and are freely tradable to members of the general public.  The Note shall be secured by 100% of the Purchased Assets of Seller under a Pledge Agreement and Security Agreement executed concurrent with this Note.  The Buyer may prepay the Note at any time.  In this regard, Buyer guarantees the Holder that the underlying value of the common stock used to discharge any quarterly payment shall maintain or exceed the cash value of the quarterly payment for a period of 90 days from the payment date.  Otherwise, Buyer shall promptly deliver additional shares or cash for any difference between the value of the common stock delivered as a quarterly payment and the value of said shares 90 days thereafter.  Should Buyer elect to pay a quarterly payment in Freely Tradable common stock of Parent, Parent will execute a Guaranty Agreement, in form and substance acceptable to Holder, that shall guarantee the Holder the underlying value of the common stock as of the quarterly payment due date for a period of 90 days from the payment date. Valuation of the shares shall be based upon the same method and will initially be based upon the closing trade price of Parent’s common stock on the OTCBB as quoted under the symbol “ERFW" as of the payment date.  Parent agrees to grant Seller piggy-back registration rights to all Restricted Stock issued to Seller as part of the Definitive Agreements and will agree to provide its transfer agent with an opinion letter and instructions to remove the restricted legend from Seller’s shares in accordance with SEC Rule 144.

➢
$1,250,000 to be paid by issuance of Rule 144 Restricted Stock priced at trailing 10 day average prior to closing. Buyer agrees to make up any shortfall in Freely Tradable common stock if the aggregate value of all shares issued are sold in open market transactions and total less than $1,250,000 unless the shortfall expires according the following provisions.  The shortfall guarantee shall expire on the earlier of (a) the liquidation of $1,250,000 in value, (b) upon the market value of the aggregate of sold and unsold shares reaching $1,750,000 after the 6-month tacking period for Rule 144 Restricted Stock or (c) 18 months following the closing.

In accordance with the Pledge Agreement (Exhibit 1.4.4.1) and the Security Agreement (Exhibit 1.4.4.2) to this Agreement, Parent agrees to guarantee the faithful payment of the Purchase Price by pledging Buyer the first lien position in the assets acquired and set forth in the Bill of Sale back to Seller through the date that the Purchase Price (including all components and payment terms of the Purchase Price) has been paid in full.

1.5 Assumed Liabilities; No Other Assumption of Liabilities. As partial consideration for the Subject Assets, Subsidiary shall deliver to Seller at Closing an Assignment and Assumption Agreement pursuant to which Subsidiary shall assume and pay, perform or discharge, as appropriate, the liabilities and obligations of Seller (the “Assumed Liabilities”)

a.	arising in connection with the operation of the Business by the Purchaser after the closing date,
b.
arising after the closing date in connection with the performance by the Purchaser of the contracts and agreements associated with the Business assigned to Purchaser, including; ISP Subscriber Agreements, tower leases, telecomm and bandwidth costs, office lease with the City of Pampa and utilities in effect pertaining to the Business, and the Equipment Purchase, Monitoring and Maintenance Agreements in existence with all customers and

c.	accounts payable outstanding, if any remained unpaid by Seller, as of the closing date as limited and subject to the adjustments set forth in section 1.7 – Adjustments to Purchase Price.

Buyer shall not assume or be responsible for any such liabilities or obligations that arise from breaches thereof or defaults by Seller prior to the Closing, all of which liabilities and obligations shall constitute “Specified Retained Liabilities” and all such liabilities shall either be retained by Seller or be fully paid prior to Closing.

Except for the Assumed Liabilities, Buyer shall not assume or be obligated under, or become liable for, any debt, liability, contract or obligation whatsoever of Seller or the Business, and Seller shall be responsible for the payment or performance and full discharge of all debts, liabilities, contracts and obligations whatsoever of Seller, including those of the Business accruing prior to the Closing and the Specified Retained Liabilities. In particular (and by way only of example and not by way of limitation), Seller shall be and remain solely responsible for, and shall timely pay or perform and discharge, all debts, liabilities, contracts and obligations with respect to the Business other than the Assumed Liabilities (collectively, together with those liabilities and obligations described in Section 2.2 as constituting the same, “Specified Retained Liabilities”): (i) ) any tax liability or obligation relating to transactions or periods prior to and including the Closing Date (but excluding any sales, use, transfer or other tax obligation resulting from the transactions contemplated by this Agreement, which Buyer hereby agrees to be responsible for); (ii) any liability or obligation to Seller's employees for salaries and wages whether relating to the termination of their employment or otherwise arising, relating to periods prior to and including the Closing; and (iii) any legal claim or any other liability or obligation whatsoever incurred by Seller relating to the Business for periods or occurrences prior to and including the Closing Date.

1.6  Allocation of Purchase Price.  Seller and Buyer shall cooperate to determine (in accordance with applicable U.S. Treasury regulations promulgated under Section 1060 of the U.S. Internal Revenue Code, as amended, the allocation of the Purchase Price and the liabilities of Seller (plus other relevant items) among the Subject Assets as of the Closing Date.  Such allocation shall be made in a manner consistent with the fair market value of such assets.  Each of the parties will file all tax returns and information reports (including the IRS Form 8594 and any disclosures that are required under Section 1060 of the Internal Revenue Code) in a manner consistent with such allocation.

1.7  Adjustments to Purchase Price.  The Purchase Price shall be subject to the following additional credits and adjustments (either as additions or reductions to the Purchase Price, as the case may be), which shall be reflected in the closing statements to be executed and delivered by Buyer and Seller as hereinafter provided: (a) Cash plus accounts receivable plus any prepaid expenses, (including but not limited to taxes and other similar items directly related to the Assumed Liabilities which shall be prorated at Closing) less (b) any accounts receivable collected and not set aside in Seller’s bank account(s) against bills in advance or prepaid services for any service periods post-Closing and (c) trade accounts payable, credit card obligations for business expenses paid by Purchaser on behalf of Seller for obligations and services rendered prior to the Closing.  Notwithstanding the above provision, Seller agrees to track and set aside in the Seller’s bank account(s) such funds received against post-Closing service periods. The amount of this adjustment shall be identified as Purchase Price Adjustment (“PPA”).  At the end of a ninety-day period immediately after Closing, Purchaser and Seller shall review the PPA and revise it as follows:

i.	Reduce or increase the PPA as the case may be by an amount equal to any customer accounts receivable purchased at Closing that are deemed uncollectible or understated;
ii.
Decrease or increase the PPA as the case may be by an amount equal to any increase in the accounts payable assumed by Purchaser at Closing which resulted from such accounts payable having been understated-yet-due by Seller as of the Closing date or overstated.

Purchaser and Seller shall review this revision and upon mutual agreement, the amount of the Rule 144 Restricted Stock described in section 1.4 may be increased or decreased.

ARTICLE TWO: CLOSING

2.1 Time and Place of Closing; Closing Deliveries. The closing of the purchase and sale contemplated herein (the “Closing”) shall take place at 11:00 a.m., on December 31, 2008 at the offices of Parent, located at League City, Texas, or such time and date as the parties may agree upon. The date of Closing is hereinafter referred to as the “Closing Date.”

At the Closing, Seller shall deliver to Buyer according to Buyer’s instructions:

a.	by wire transfer or certified bank check, an amount equal to $150,000, in U.S. Dollars,

b.	(b) $1,250,000 of Restricted Stock of the Parent,

c.	(c) an executed, Secured $600,000 Promissory Note and Pledge and Security Agreement; and

d.
(e) the documents, certificates, agreements and instruments described in Section 2.2.  Buyer shall deliver to Seller the documents, certificates, agreements and instruments described in Sections 2.2 and 2.3.

2.2 Conditions Precedent to Buyer's Obligation. The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or, in Buyer's sole discretion, written waiver thereof) as of the Closing of the following conditions:

The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects at Closing.

No demand, action, suit, audit, investigation, review, claim or other legal or administrative proceeding (collectively, a “Proceeding”) by any nation or government, any state or other political subdivision thereof, including any governmental agency, department, commission, or instrumentality of the United States, any State of the United States or any political subdivision thereof or, any self-regulatory agency or authority (collectively, “Governmental Authority”) or other person shall have been instituted or threatened against Seller which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby.

Seller's shareholders shall have approved this Agreement and the transactions contemplated thereby.

Seller shall have performed in all material respects its obligations described in Section 5.1.

The Seller, Dwight Rice and Mike Williams, except for providing services to benefit the Buyer during a transition and integration period, will also agree not to be involved in any way with the Internet Access industry until 3 years from the date of Closing, provided the Buyer and Parent meet all obligations to Seller under this Definitive Agreement.

Buyer shall have received from Seller all of the following:

A bill of sale including a complete listing of assets, in form and substance satisfactory to Buyer, duly executed by Seller (collectively, the “Bill of Sale”), conveying to Buyer the Subject Assets free and clear of all pledges, security interests, or other similar liens granted by Seller and free and clear of all other adverse claims of any kind whatsoever known by Seller (collectively, “Encumbrances”), except (i) encumbrances for taxes, the payment of which is not delinquent, (ii) materialmen's, warehousemen's, mechanic's, lender’s, lessor’s, or other Encumbrances arising by operation of law in the ordinary course of business for sums not due and which do not materially detract from the value of such assets or properties or materially impair the operation of the Business, and (iii) statutory Encumbrances incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (collectively "Permitted Encumbrances") ;

An assignment and assumption agreement in the form of Exhibit 4 (the “Assignment and Assumption Agreement”), duly executed by Seller;

Trademark, copyright and other intellectual property assignment documents reasonably requested  by Buyer to fully effectuate use or transfer of the intellectual property within the Subject Assets, each duly executed by Seller;

Actual or constructive physical possession of all of the Subject Assets and the Records;
A certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the contemplated transactions and  the change of name contemplated by Section 1.1 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the contemplated transactions  and accompanied by the requisite documents for amending the relevant governing documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body

2.3 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to satisfaction as of the Closing of the following conditions (or, in the sole discretion of Seller, written waiver thereof):

The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects at Closing.

No proceeding by any Governmental Authority or other person shall have been instituted or threatened against Buyer which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby.

Buyer’s operations have been in compliance with all applicable laws and regulations that could have a material adverse impact on the Business.

Buyer shall have performed in all material respects its obligations described in Section 5.1 and elsewhere in this Agreement.

Seller shall have received from Buyer all of the following:

The Purchase Price (including the Secured Promissory Notes, and Pledge and Security Agreements, all duly executed by Buyer) as provided in Sections 1.4 and  2.1; and

The Assignment and Assumption Agreement, duly executed by Subsidiary;

A certificate of the Secretary of each of Parent and Subsidiary certifying, as complete and accurate as of the Closing, attached copies of the governing documents of Parent and Subsidiary as amended and restated, respectively, and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the contemplated transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the contemplated transactions; and

2.4 Consents and Other Conditions to Closing.  It shall also be a condition precedent to closing that:

(a)
Buyer and Seller shall have obtained all necessary material consents or approvals from all governmental or regulatory authorities that are necessary to acquire the Subject Assets and to continue the historical operations of the Seller in the Subsidiary;

(b)	Seller shall not be involved in or threatened with any litigation that would have a material adverse effect on the Subject Assets;

Seller shall have obtained all necessary consents from any utility companies, landlords, lenders, suppliers and other third parties in connection with the material contracts described in Exhibit 5 to be assumed by Subsidiary at Closing ("Material Consents"). If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts"), Buyer may waive the closing conditions as to any such Material Consent and either:

(i)	elect to have Seller continue its efforts to obtain the Material Consents; or

(ii)	elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 1.1 and 1.5, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the contemplated transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts (other than that Seller and Buyer shall have no obligation to offer or pay any consideration in order to obtain any such Material Consents), and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable.  Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder).  Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).  If there are any Consents not listed on Exhibit 5 necessary for the assignment and transfer of any Seller contracts to Buyer (the "Nonmaterial Consents") which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Nonmaterial Contracts"), whether to:

(i)           accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

(ii)           reject the assignment of such Restricted Nonmaterial Contracts, in which case, notwithstanding Sections 1.1 and 1.5, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and  (B) Seller shall retain such Restricted Nonmaterial Contract and all liabilities arising therefrom or relating thereto.

2.5 Failure of Conditions. If any of the material conditions to Closing set forth in Sections 2.2, 2.3 and 2.4 have not been satisfied, the party or parties entitled to the benefit of such material conditions may elect to waive the requirement or terminate this Agreement without further liability of the terminating party or to consummate the transactions contemplated hereby.

 ARTICLE THREE: WARRANTIES AND REPRESENTATIONS OF SELLER

Seller hereby warrants and represents to Buyer, which warranties and representations shall survive the Closing for one year, as follows:

3.1 Corporate Matters; No Conflict.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas and has the authority and power, corporate and otherwise, to carry on the Business in the places and in the manner presently conducted. Seller has the corporate power and authority to enter into this Agreement and the agreements and documents to be executed and delivered pursuant to this Agreement (the “Ancillary Agreements”) by Seller and to consummate the transactions contemplated hereby.

The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed by Seller and the consummation of the transactions contemplated hereby have been approved by all necessary corporate action, other than the Seller's shareholders. This Agreement and the Ancillary Agreements to be executed by Seller constitute, or, in the case of such Ancillary Agreements, upon their execution and delivery by Seller, will constitute, valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity.

To Seller’s knowledge, there are no material adverse environmental liabilities associated with the Seller's Business or the Subject Assets.

Except as set forth in Schedule 3, the execution, delivery and performance of this Agreement and such Ancillary Agreements to be executed by Seller and the consummation of the transactions contemplated hereby by such party: (i) does not and will not violate, conflict with, or result in the breach of, or default under, any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (A) any domestic or foreign Federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guideline or other requirement of or by any Governmental Authority, each as amended through the date hereof (collectively, “Laws”) which is applicable to such party, the Business and/or the Subject Assets, (B) any judgment, order, writ, injunction, decree, directive or award of any arbitrator or Governmental Authority (collectively, an “Order”) which is applicable to such party, the Business and/or the Subject Assets, (C) the charter documents of Seller or any securities issued by Seller, or (D) any authorization, approval, consent, qualification, permit or license (collectively, an “Authorization”) of any Governmental Authority, or any material agreement, or other material instrument, document or understanding, oral or written, to which such party is a party, by which Seller may have rights or by which any of the Subject Assets may be bound or affected; or (ii) result in the creation or imposition of any Encumbrance except Permitted Encumbrances, on the Subject Assets.

No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person (other than the approval of the Board of Directors and shareholders of Seller) is required in connection with the execution and delivery of this Agreement and/or any Ancillary Agreements to be executed and delivered pursuant hereto by Seller and/or the consummation by Seller of the transactions contemplated hereby.

3.2 Title to the Subject Assets.  Seller has good and valid title to all of the assets constituting the Subject Assets described in Section 1.1, free and clear of all Encumbrances except Permitted Encumbrances.

3.3 Commitments; Customers and Vendors. To the knowledge of Seller, the obligations listed on Exhibit 5 are all of the material agreements, arrangements, and other commitments of the Business with its customers (whether written, oral or otherwise) which, if not assigned to or assumed by Buyer as an “Assumed Contract” hereunder, would result in liabilities or obligations of Seller accruing after the Closing. True and correct copies of each of the contracts and all amendments and modifications thereof, have been delivered to Buyer. Assuming that the consent of the customers who are parties to the contracts is obtained pursuant to consents (as defined in 5.1), all of the contracts are assignable by Seller.

3.4 Each Assumed Contract is in full force and effect.  To the knowledge of Seller, Seller has not been made aware of any facts that would suggest that any of the material contracts within Subject Assets is not valid and binding or enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity. Except as set forth in Schedule 3, neither Seller nor, to the knowledge of Seller, any other party to a contract is in breach or default under any contract (with or without the lapse of time, or the giving of notice, or both).

3.5 Brokers, Agents. Seller has not dealt with any agent, finder, broker or other representative (other than representatives of Buyer) in any manner which could result in Buyer being liable for any finder's, broker's or other fee or commission in connection with the subject matter of this Agreement.

3.6 Warranties True and Correct. No representation or warranty by Seller contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements herein or therein complete and not misleading.

Exclusion of Implied Warranties.  SELLER EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT ASSETS AND EACH OF THEM.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SELLER MAKES NO WARRANTIES TO BUYER IN CONNECTION WITH THE SALE OR TRANSFER OF THE SUBJECT ASSETS TO SUBSIDIARY OR THE CONDITION OR PROSPECTS OF THE BUSINESS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE THREE.

ARTICLE FOUR: WARRANTIES AND REPRESENTATIONS OF BUYER

Buyer hereby warrants and represents to Seller, which warranties and representations shall survive the Closing for a period of three (3) years following Closing as follows:

4.1 Corporate Matters; No Conflict. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state where it was incorporated.  Buyer has the authority and power, corporate or otherwise, to carry on all business activities in the places and in the manner currently conducted by it.  Buyer has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by it and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Buyer have been approved by all necessary corporate action. This Agreement and the Ancillary Agreements to be executed and delivered by Buyer constitute, or in the case of the Ancillary Agreements, upon their execution and delivery by Buyer, will constitute, valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors and general principles of equity.

The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer, the consummation of the transactions contemplated hereby, and the compliance herewith, by Buyer: (i) does not, and will not violate, conflict with or result in the breach of, or default under, any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (A) any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guideline or other requirement of or by any governmental authority, each as amended through the date hereof (collectively, “Laws”) which is applicable to such party, the business and/or the subject assets, (B) any judgment, writ, injunction, decree, directive or order of any arbitrator or governmental authority (collectively, an “Order”) which is applicable to such party, the business and/or the subject assets, (C) the charter documents of Buyer or any securities issued by Buyer, or (D) any authorization, approval, consent, qualification, permit or license (collectively an “Authorization”) of any governmental authority, or any material agreement, or other material instrument, document or understanding, oral or written, to which such party is a party, by which Seller may have rights or by which any of the subject assets may be bound or affected.

No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of this Agreement and/or any Ancillary Agreement to be executed and delivered pursuant hereto by Buyer and/or the consummation by Buyer of the transactions contemplated hereby.

4.2 SEC Filings; Financial Statements

(a)
The Parent has made available to the Seller, upon request of the Seller, accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Parent with the Securities Exchange Commission (the “SEC”) between December 31, 2004 and the date of this Agreement (the “Parent SEC Documents”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)
Between the date of the most recently filed Parent SEC Document and the date of this Agreement, there has been no material adverse change in the Parent’s affairs that has not been disclosed in the Parent's SEC Documents, provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to worldwide general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Parent  competes shall be disregarded, and (iii) any adverse change to the stock price of the Parent’s Common Stock, as quoted on any nationally recognized stock quotation system, shall be disregarded.

(c)
The consolidated financial statements contained in the Parent's SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii)  fairly present the consolidated financial position of the Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Parent and its subsidiaries for the periods covered thereby.

(d)	The Parent qualifies as a registrant whose securities may be resold pursuant to Form S-1 or SB-2 promulgated by the SEC pursuant to the Securities Act of 1933, as amended.

4.3 Acquisition Subsidiary. Subsidiary was formed in October, 2005 and is principally engaged in providing Internet Access to commercial and residential clients. Immediately following the Closing, Subsidiary will continue to operate as a wholly owned subsidiary of Parent, ERF Wireless, Inc.

4.4 Brokers; Agents.  Buyer has not dealt with any agent, finder, broker or other representative in any manner other than International Business Exchange, as authorized by Seller, which could result in Seller being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the subject matter of this Agreement.

4.5 Warranties True and Correct.  No warranty or representation by Buyer contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

ARTICLE FIVE: ADDITIONAL COVENANTS

5.1 General  Buyer and Seller understand and agree to cooperate on the completion of comprehensive due diligence, including the preparation of Parent audited financial statements covering the assets to be purchased and liabilities assumed for inclusion in a report on Form 8-K to be filed by Parent with the U.S. Securities and Exchange Commission.  Buyer and Seller acknowledge that the satisfactory completion of due diligence is a condition precedent to the closing obligation of either party.

5.2 Best Efforts. Buyer shall use its best efforts to obtain within sixty (60) days after the Closing from each party (other than Seller) to a contract such customer's written agreement to the assignment of its contract to Buyer, and Seller shall use its best efforts, together with Buyer, in obtaining all such Consents.  "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the contemplated transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

5.3 Publicity.   No party will make any public disclosure or issue any press releases pertaining to the existence of this Agreement without having first obtained the consent of the other party, except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices), and which are not inconsistent with the prompt consummation of the transactions contemplated in this Agreement.  However, Parent is a public company and Seller agrees that it will not unreasonably withhold consent for Parent to issue a public press release, provided to Seller in advance, if requested by Parent.

5.4 Cooperation. Seller shall cooperate with Buyer and use its best efforts to cause respective officers, employees, agents, accountants and representatives, if any, of Seller to cooperate with Buyer after the Closing to facilitate the orderly transition of the Business and the Subject Assets to Buyer and to minimize any disruption to the Business that might result from the transactions contemplated hereby.

5.5 Execution of Additional Documents. From time to time, as and when requested by Buyer, Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments of conveyance and shall take, or cause to be taken, all such further or other actions as are necessary to consummate the transactions contemplated by this Agreement and to convey, assign, transfer and deliver to Buyer any of the properties or assets intended to be conveyed, assigned, transferred and delivered pursuant to this Agreement.

5.7 Records. For the five (5) year period commencing on the Closing Date, upon reasonable notice, Buyer and Seller agree to furnish or cause to be furnished, during normal business hours, to each other and their respective representatives, employees, counsel and accountants access to such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, or the defense of any tax claim or assessment, relating to the Business; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or Seller.

5.8 Default Provisions.  Buyer and Seller have agreed to the default provisions that are included in the Secured Promissory Notes, Pledge and Security Agreements.

ARTICLE SIX: INDEMNIFICATION & POST CLOSING CONDITIONS

6.1 Indemnification of Buyer. Seller agrees to indemnify Buyer and its Affiliates and their respective members, managers, shareholders, directors, officers, employees, accountants, attorneys and agents (collectively, the “Buyer Indemnified Parties”) against, and to hold each such person harmless from, any and all damages, losses, deficiencies, actions, demands, judgments, diminution in value, costs and expenses (including reasonable attorneys' and accountants' fees) (collectively, “Losses”) of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of Seller in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of Seller; (iii) any failure of Seller to pay and/or perform any liabilities or obligations of Seller or the Business (including the Specified Retained Liabilities and any such liability arising by operation of law) other than the Assumed Liabilities; and (iv) any claims and liabilities to the extent related to both (A) Seller's operation of the Business and (B) periods or occurrences prior to the Closing or, as Seller's operation of the Business relates to an Assumed Contract, prior to the deferred transfer date, if any, applicable to such Restricted Material Contract. For purposes hereof, “Affiliate” shall mean, as to any person, any other person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

6.2 Indemnification of Seller. Buyer agrees to indemnify Seller and its Affiliates and their respective shareholders, directors, officers, employees, accountants, attorneys and  agents (collectively, the “Seller Indemnified Parties”) against, and to hold each such person harmless from, any and all Losses of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of Buyer in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of Buyer; (iii) any failure by Buyer to pay, discharge and/or perform any of the Assumed Liabilities; (iv) any claims and liabilities to the extent related to both (A) Buyer's operation of the Business and (B) periods or occurrences after the Closing or, as Buyer's operation of the Business relates to a Restricted Material Contract, after the deferred transfer date if any, applicable to such Restricted Material Contract.

6.3 Procedure Relative to Indemnification. The following procedure shall govern indemnification:

(a) If either party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article Six, it (the “Claiming Party”) shall so notify Seller in the case of a claim for indemnification hereunder (a “Claim”) by any Claiming Party who or which is a Buyer Indemnified Party or Buyer in the case of a Claim by a Claiming Party who or which is a Seller Indemnified Party (the “Indemnifying Party”) in writing of such claim promptly within ninety (90) days after receipt of a notice of such claim or notice of any claim of a third party that may reasonably be expected to result in a claim by the Claiming Party against the Indemnifying Party except that notice shall be given to the Indemnifying Party within such earlier period of time as may be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required; provided, however, that failure to timely give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty, or agreement claimed by the Claiming Party and the Losses incurred by, or imposed upon, the Claiming Party on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party. If such Losses are not liquidated in amount, the notice shall so state and, in such event, a Claim shall be deemed asserted against the Indemnifying Party by the Claiming Party, but no payment shall be made on account thereof until the amount of such Claim is liquidated and the Claim is finally determined. In the case of a Claim other than one which is based upon a Proceeding by any third party, including any Proceeding by any Governmental Authority (a “Third Party Claim”), if the Indemnifying Party agrees with such Claim for indemnification, it shall remit payment for the amount of such Claim promptly after receipt from the Claiming Party of the notice and invoice therefore. In the event of a dispute, the Claiming Party and the Indemnifying Party shall proceed in good faith and attempt to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(b) The following provisions shall apply to any Claim of the Claiming Party that is based upon a Third Party Claim:

(1) The Indemnifying Party shall, upon receipt of such written notice and at its expense, defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it and the Claiming Party shall have the right, at its expense, to participate in such defense. The Indemnifying Party shall have the right to settle and compromise such Third Party Claim only with the consent of the Claiming Party, which consent shall not be unreasonably withheld; provided, however, that, in making its determination as to whether to grant such consent, the Claiming Party shall be entitled to consider the impact of the proposed settlement upon its reputation and/or the goodwill of the businesses which it conducts.

(2) If the Indemnifying Party shall notify the Claiming Party that it disputes any Claim made by the Claiming Party with respect to, and/or it shall refuse or choose not to conduct a defense against, such Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim without the consent of the Indemnifying Party. Once the amount of such Claim is liquidated and the Claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article Six and, if it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article Six, whether the same shall be enforced by suit or otherwise.

6.4 Closing and Post Closing Conditions.

6.4.1 Buyer’s Obligations To Seller   Following the Closing, Buyer shall have the ongoing obligations and duties to Seller concerning the operations of Subsidiary set forth below.

a.
Subsidiary’s Pampa-area operation will be domiciled, managed and operated from Pampa, Plains or Lubbock, Texas, unless otherwise agreed to in writing by both Parent and Seller, until December 31, 2011 or the date Buyer pays in full the Purchase Price.

b.
Parent will operate the Subsidiary as a wholly owned subsidiary of Parent until December 31, 2011 or the date Buyer pays in full the Purchase Price.  Parent shall also not, without the written approval of Seller cause the Subsidiary to sell or otherwise dispose of any of its assets or of any Subject Assets acquired from Seller until December 31, 2011 or the date Buyer pays in full the Purchase Price, except in each case for dispositions made in the ordinary course of business or payment of expenses incurred by the Subsidiary pursuant to the transactions contemplated by this Agreement.

c.
Buyer shall cause the Seller’s employees listed on Exhibit 6 to be offered at will employment with Subsidiary, subject to Closing, on terms no less favorable to such employees than they currently enjoy with Seller.

d.
Buyer shall provide for an aggregate of up to 6MB of bandwidth and Internet services to other Rice entities at no charge for a 5 year period of time. Additional bandwidth in excess of 6MB and other services will be provided at rates to be mutually agreed – including maintaining domain, websites, emails (approximately 40) for Rice Construction – www.derice.com, Rice Environmental – www.riceenvironmental.com, Panhandle Valve, Fabrication and Machine, Inc. – www.panhandlevalve.com, Amarillo Machinery Company – www.amarillomachinery.com.

6.4.2     Sellers Obligations To Buyer.  Following the Closing, Seller shall have the ongoing understanding concerning the operations of Centramedia and the Buyers existing Lubbock area operation, (collectively, “the West Texas Network”) as set forth below.

a.
Following the Closing, the operation of the West Texas Network will be focused on the sales, design, installation, and implementation aspects of the business and all “shared service “ aspects of the Business will be provided by Parent to Subsidiary as a support function in order to reduce costs and achieve economies of scale.  Examples of such shared services include, but are not limited to, (1) administrative and financial transactions such as billing, collections, purchase orders, payments, accounting, etc.,  (2) administrative matters related to personnel, such as payroll, insurance, stock plans and 401K plan, (3) legal, tax, leasing, public releases, investor relations, and human relations functions.

b.
Following the Closing, all operations of the West Texas Network wireless broadband ISP service as well as all future ISP services to commercial businesses and residential customers will be conducted as a part of the ERF Wireless Bundled Services, Inc. Subsidiary operations.

c.	Acceptable assignment of applicable tower, land and bandwidth contracts.
d.	Establishment of a VPN to our monitoring center to allow SolarWinds to map the network
e.	Verified geographical maps with GPS coordinates
f.	Delivery of complete equipment list with manufacturer, model number, MAC address, IP address, location, service date, original cost, etc.
g.	Integration responsibilities:
i.	Transfer of the Centramedia sales phone to the assigned League City number
ii.	Transfer the Centramedia Support phone to an assigned League City number
iii.
Connect the two networks pursuant to a ERF approved plan which includes monitoring and bandwidth sharing with ERF to provide required hardware and likely new IP numbers being implemented or changed as well as likely including changing to a dynamically assigned IP addressing scheme.

iv.	Cooperative effort between ERF and Centramedia to test and prove the new configuration
v.	Transfer and verification of the customer and billing records.

vi.	Provide our CFO and Controller with 2 years of accounting records for purposes of supporting the Company’s audit and SEC filing requirements.
vii.	Level II telephone support “post-closing” from Mike Williams for 3 months.
h.
Delivery of Audited Financial Statements – Seller, at Buyer’s expense, shall be responsible for the delivery of audited financial statements from an accounting firm acceptable to the Buyer within 60 days of Closing that includes financial years 2006 and 2007 and the 9 month period ended September 30, 2008.  The Parties agree that cash and cash equivalents resulting from collection of accounts receivable post-Closing will be used to pay for the cost of the delivery of the audit report.

i.
Seller or its affiliated Rice companies shall provide locations from which Buyer can setup tower locations in order to expand service areas further at no cost to Buyer.  Amarillo Machinery Company – 6400 I-40 East – Amarillo, TX (east side of Amarillo), Rice Environmental, Inc. – 3611 Soncy - Amarillo, TX (west side of Amarillo), Rice Construction, 3300 S. Cedar, Borger, TX (existing tower on site – not being utilized).

j.
Seller and its affiliated Rice companies shall enter into a sales lead referral agreement with the Purchaser upon terms to be mutually agreed for introductions to Sellers existing customers and other prospective new customers including Mesa Power and other T. Boone Pickens interests.

ARTICLE SEVEN: MISCELLANEOUS

7.1 Expenses. The parties hereto shall pay their own expenses, including accountants' and attorneys' fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer shall be liable for and shall pay and discharge when due any sales or transfer taxes incurred in connection with the purchase and sale of the Subject Assets pursuant to this Agreement.

7.2 Headings; Use of Certain Words. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement. Unless the context clearly otherwise requires, as used herein, the term “Agreement” shall mean this Agreement, including the Exhibits attached hereto. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and, except as expressly provided otherwise herein, references herein to Articles or Sections or Schedules or Exhibits shall mean the Articles and Paragraphs hereof and the Schedules and Exhibits attached hereto. The use of the neuter pronoun “it” shall also refer as appropriate to the masculine and/or feminine gender, and vice versa. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word “person” refers to any individual, corporation, limited liability company, partnership, trust, Governmental Authority or other organization or entity. As used herein, the term “including” shall mean “including, without limitation. For those warranties and representations set forth in Article Three which are subject to the qualification “to the Knowledge of Seller” or similar language, Seller shall be deemed to have knowledge of a matter if any executive officer has knowledge of the matter. For those warranties and representations set forth in Article Four which are subject to the qualification “to the Knowledge of Buyer” or similar language, Buyer shall be deemed to have knowledge of a matter if any executive officer has knowledge of the matter.

7.3 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when personally delivered, when sent by facsimile transmission actually received by the receiving equipment, when sent by reputable express or courier delivery service, delivery charges prepaid, or three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as set forth on the signature page, or to such other address as shall be designated by the addressee by notice duly given in accordance herewith.

7.4 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Seller prior to or following the Closing without the prior written consent of the other party hereto.

7.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, beneficiaries, successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their permitted successors or assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

7.6 Entire Agreement; Amendment or Waiver; Cumulative Remedies. This Agreement, the Schedules and Exhibits attached hereto and the agreements executed and delivered in connection herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions, negotiations, agreements and understandings of the parties (whether oral or written) are merged herein and superseded hereby. No amendment, modification, or waiver hereto or hereunder shall be valid unless made in writing and signed by an authorized signatory of each party to be affected thereby against whom enforcement thereof is being sought. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of, or failure to comply with, this Agreement shall be held to be a waiver of any other or subsequent breach or failure to comply. All rights and remedies under this Agreement are cumulative to all other rights and remedies that may be available to each party, including all rights and remedies, whether in tort or otherwise, whatsoever at law or in equity with respect hereto, which each party hereby expressly reserves.

7.7 Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

7.8 Applicable Law. This Agreement in all respects, including as to its validity, interpretation, enforcement and effect, shall be governed by the internal Laws of the State of Texas without regard to the Laws which otherwise would govern under principles of conflicts of laws thereof.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

BUYER
ERF Wireless, Inc., a Nevada corporation (“Parent”)

By: /s/ R. Greg Smith
Name: R. Greg Smith
Title: Executive Vice President

ERF Wireless Bundled Services, Inc. a Texas corporation (“Subsidiary”)

By: /s/ Robert “Bobby Mack” McClung
Name: Robert “Bobby Mack” McClung
Title: President & CEO

Send Notices to:
Dr. H. Dean Cubley, CEO
ERF Wireless, Inc.
2911 South Shore Blvd., Suite 100
League City, TX 77573
Telephone 281.538.2101
Facsimile 281.538.2121
Email hdc@erfwireless.com

SELLER Centramedia, Inc. By: /s/ Mike Williams Name: Mike Williams Title: President

Send Notices to:
Mr. Mike Williams
President
Centramedia, Inc.
P.O. Box 3344
Borger, Texas 79008-3344
Telephone 806.274.7187
Facsimile 806.274.3262
Email mwilliams@derice.com